Exhibit 99.1

NEWS RELEASE

Contact:	Connie Chandler
Investor Relations
Tele: 714-573-1121
Email: investor_relations@mflex.com

MFLEX NAMES NEW CHIEF FINANCIAL OFFICER

Anaheim, CA, February 26, 2008 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, announced today that it has named Thomas Liguori as its new chief financial officer and executive vice president. Craig Riedel, who has been with MFLEX as its chief financial officer since November 1992, has been named vice president and corporate controller.

According to Reza Meshgin, president and chief operating officer, MFLEX’s finance department is being reorganized in response to the company’s continued growth. “We are pleased to have Tom join the MFLEX team and build on the finance organization which Craig has worked to put in place over the years. Tom has a unique combination of experience in companies of various sizes and across a range of industries, which we believe make him a good fit for MFLEX — both in the near and longer term,” Meshgin said.

With over 25 years of experience, Liguori most recently served as chief financial officer at Hypercom, Inc., where he built the global finance and administration functions with a focus on creating financial planning and cost analysis functions to expand the information available to management for strategic and operational decision making.

Earlier, as chief financial officer at Iomega Corporation, he provided financial leadership aimed at developing a global product cost system and, while at Channell Commercial Corporation, he successfully steered the company’s financial organization during periods of significant change.

In addition, Liguori served as chief financial officer of Dole Europe for Dole Food Company and was the top-ranking financial and IT executive in the company’s $1.6 billion operations in Europe, Africa and the Middle East. His financial leadership contributed to growth in Dole’s international business, and he also participated in multiple corporate development transactions and acquisitions.

Early in his career, he was a vice president of finance at Teledyne Inc., and a manager of cost analysis in the Computer Information Systems Division at Honeywell, Inc. Liguori also served as a manager of management consulting at Deloitte & Touche LLP.

Commenting on his new position, Liguori said, “I am excited to assume the role of chief financial officer for MFLEX and look forward to building on the existing base of the finance organization.”

Liguori holds a B.S. in business administration, summa cum laude, from Boston University and completed a masters in business administration in finance, summa cum laude, from Arizona State University. He is a certified management accountant and a certified financial manager.

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the company’s products include mobile phones and smart mobile devices, personal digital assistants, mobile power adapters, medical devices, computer/data storage, and portable bar code scanners. The company’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements which may be preceded by the words “plan,” “will,” “expect,” “believe,” or similar words. For such statements, the company claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from the company’s expectations. Important factors that could cause actual results to differ materially from those stated or implied by the company’s forward-looking statements are disclosed in the company’s SEC reports, including its quarterly report on Form 10-Q for the first quarter of fiscal 2008. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims any intent or obligation to update these forward-looking statements.

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